LOAN AND SECURITY AGREEMENT

between

PERMA-FIX ENVIRONMENTAL SERVICES, INC.,

as Borrower,

and

BHC INTERIM FUNDING, L.P.,

as Lender.

Dated as of January 31, 2001

TABLE of CONTENTS

SECTION 3 CONDITIONS TO TERM LOAN 14

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EXHIBITS

Exhibit A Form of Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9, 15

SCHEDULES

Schedule 1.1(A). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Schedule 1.1(B). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6, 7, 30

Schedule 4.7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17, 26
Schedule 4.9   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Schedule 4.10 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Schedule 4.11 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Schedule 4.12 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17, 18

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Execution Copy

LOAN and SECURITY AGREEMENT

          This LOAN AND SECURITY AGREEMENT is dated as of January 31, 2001, and entered into by and between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (hereinafter the "Borrower"), with its principal place of business at 1940 N.W. 67th Place, Gainesville, FL 32653, and BHC INTERIM FUNDING, L.P., a Delaware limited partnership (hereinafter "Lender"), with offices at 444 Madison Avenue, New York, New York 10022.

RECITALS

          WHEREAS, Borrower seeks additional working capital; and

          WHEREAS, Borrower has requested Lender to assist Borrower by loaning a sum of money for the purpose of increasing Borrower's working capital; and

          WHEREAS, Borrower desires to secure its obligations under the Loan Documents (as defined in Section 1 hereof) inter alia by granting to Lender a security interest in and lien upon Borrower's property; and

          WHEREAS, Borrower has agreed to sell to Lender warrants to purchase common stock of the Borrower (the "Warrants");

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

SECTION 1 DEFINITIONS

        1.1     Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

        "Accounts" means all accounts (as defined in the UCC), contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services pursuant to term contracts or otherwise, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder, and the cash or non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

        "Affiliate" means any Person (other than Lender): (a) directly or indirectly controlling, controlled by, or under common control with any Loan Party; (b) directly or indirectly owning or holding fifteen percent (15%) or more of any equity interest in Borrower; or (c) fifteen percent (15%) or more of whose voting stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior executive officer or director of such Person who is also a senior executive officer of Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

        "Agreement" means this Loan and Security Agreement as it may be amended, restated supplemented or otherwise modified from time to time.

        "Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Borrower or any of its Subsidiaries other than sales of Inventory in the ordinary course of business or dispositions of obsolete equipment in the ordinary course of business.

        "Borrower" has the meaning assigned to that term in the preamble to this Agreement.

        "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are closed.

        "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000) and not subject to setoff rights in favor of such bank.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq., as amended from time to time.

        "Closing Date" means as of January 31, 2001.

        "Collateral" has the meaning assigned to that term in subsection 2.5.

         "Consents" shall mean all filings and all licenses, permits, consents, approvals authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

        "Default" means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

        "Default Rate" has the meaning assigned to that term in subsection 2.2(A)(ii).

         "EBITDA" means earnings before interest, taxes, depreciation and amortization calculated in accordance with GAAP.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or any current or former ERISA Affiliate.

        "Environmental Claims" means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Substances.

         "Environmental Complaint" has the meaning assigned to that term in subsection 5.17(D).

         "Environmental Laws" means (a) all federal, state and local environmental, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment, health and safety and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, (b) the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto and (c) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substances.

        "Equipment" means all equipment (as defined in the UCC), including, without limitation, all furniture, furnishings, fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

        "ERISA Affiliate", as applied to Borrower, means any Person who is a member of a group which is under common control with Borrower, who together with Borrower is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

        "Event of Default" means each of the events set forth in subsection 7.1.

        "Excess Interest" has the meaning assigned to that term in subsection 2.2(C).

        "Fiscal Year" means each twelve month period ending on the last day of December in each year.

        "Fixed Charge Coverage Ratio" shall have the meaning assigned to it in the PNC Loan Agreement.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

        "Hazardous Discharge" has the meaning assigned to that term in subsection 5.17(D).

        "Hazardous Substance" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or hazardous substances as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, the Clean Water Act, as amended (33 U.S.C. Sections 1251 et seq.), and in the regulations adopted pursuant thereto or any other applicable Environmental Law.

        "Hazardous Wastes" means all waste materials subject to regulation under CERCLA, RCRA, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous or radioactive waste handling, transportation, recycling, treatment, storage and/or disposal.

        "Indebtedness", as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute capital leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than twelve months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non recourse to the credit of that Person.

        "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

        "Intellectual Property" means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

        "Intercreditor Agreement" means the Intercreditor agreement between Lender and Senior Creditor dated as of January 31, 2001.

        "Interest Expenses" means, without duplication, for any period, the following, for Borrower and its Subsidiaries each calculated for such period: interest expenses deducted in the determination of net income (excluding: (i) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs in accordance with the provisions of subsection 1.2; and (ii) interest paid in kind).

        "Inventory" means all inventory (as defined in the UCC) including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person's business, and goods which are returned or repossessed.

        "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

        "Lender" means BHC Interim Funding, L.P. together with its successors and permitted assigns pursuant to subsection 9.1.

        "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

        "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

        "Loan Documents" means this Agreement, the Term Note, the Intercreditor Agreement and all other instruments, documents and agreements executed by or on behalf of Borrower and delivered concurrently herewith or at any time hereafter to or for Lender in connection with the Term Loan, and the other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

        "Loan Party" means Borrower, each of Borrower's Subsidiaries, and any other Person (other than Lender) which is or becomes a party to any Loan Document.

        "Material Adverse Effect" means a material adverse effect upon (a) the business, operations, projections, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (b) the ability of the Loan Parties on a consolidated basis to perform their material obligations under any Loan Document to which any of them is a party or (c) Lender's ability to enforce or collect any of the Obligations.

        "Maturity Date" means March 31, 2002.

        "Maximum Rate" has the meaning assigned to that term in subsection 2.2(C).

        "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Lender under the Loan Documents including the principal amount of the Term Loan, all debts, claims and indebtedness (whether incurred before or after the Termination Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law.

        "Permitted Encumbrances" means (a) Liens in favor of Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Borrower; provided that, the Lien shall have no effect on the priority of the Liens in favor of Lender and provided that such Lien does not have a Material Adverse Effect; (c) Liens disclosed in Schedule 1.1(B); (d) deposits or pledges to secure obligations under Worker's Compensation, Social Security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Borrower's business; (f) judgment Liens that have been stayed or bonded and mechanics', workers', materialmen's or other like Liens arising in the ordinary course of the Borrower's business with respect to obligations that are not overdue more than 30 days or that are being contested in good faith by the Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; provided that (x) any such Lien shall not encumber any other property of the Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6 of the PNC Loan Agreement; (h) other Liens incidental to the conduct of Borrower's business or the ownership of its property that were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and that do not in the aggregate materially detract from Lender's rights in and to the Collateral or the value of Borrower's property or that do not materially impair the use thereof in the operation of Borrower's business; (i) existing Liens of a person merged into or with Borrower; (j) Liens arising from precautionary filings regarding operating leases entered into by Borrower in the ordinary course of business; (k) purchase money security interests (including capital leases); (l) Liens to the Senior Creditor; (i) Liens to the Thomas P. Sullivan Living Trust, dated September 6, 1978 or the Ann L. Sullivan Living Trust, dated September 6, 1978; (m) Liens for any Leases that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder; (n) Liens disclosed in the financial statements referred to in Schedule 1.1(A); and (o) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof which do not encumber any other property of the Borrower.

        "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

        "PNC" means PNC Bank, National Association, as Lender, Issuing Bank and Agent under, and as defined in the Revolving Credit, Term Loan and Security Agreement, between PNC and Borrower, dated December 22, 2000.

        "PNC Loan Agreement" means the Revolving Credit, Term Loan and Security Agreement, between PNC and Borrower, dated December 22, 2000, as in effect on the date hereof.

        "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Borrower as of the Closing Date after giving effect to the transactions contemplated by this Agreement. The Pro Forma and the consolidated and consolidating balance sheet of Borrower as of the Closing Date are annexed hereto as Schedule 1.1(B).

        "Proposed Transferee" means a person or group of persons, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended to whom Common Stock is proposed to be transferred.

        "RBB" means RBB Aktiengesellschaft, an Austrian bank.

        "RBB Notes" means (i) the note (as amended) issued and delivered by Borrower to RBB in the principal amount of $3,000,000 on August 29, 2000 and (ii) the note (as amended) issued and delivered by Chem-Met Services, Inc., a Michigan corporation, to RBB in the principal amount of $750,000, on July 14, 2000.

        "RCRA" means the Resource Conservation and Recovery Act, 42 USC Section 6901 et seq., as the same may be amended from time to time.

        "Real Property" shall mean all of the Borrower's and it's Subsidiaries' owned, operated or leased property identified on Schedule 1.1(C).

        "Release" has the meaning assigned to that term in subsection 4.15(C).

        "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared, or a dividend paid to Borrower by a wholly-owned Subsidiary of Borrower; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise, except for bona fide and reasonable compensation for services actually rendered.

        "Senior Creditor" means PNC.

        "Subordinated Debt" means any Indebtedness of Borrower or any of its Subsidiaries, with respect to which the right of the holder of such Indebtedness to receive any payments thereon is subordinated to the prior right of the holder to receive payment in full of all Obligations as required pursuant to a subordination agreement between the Lender and such holder.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

        "Term Loan" means the unpaid balance of the term loan made pursuant to subsection 2.1.

        "Term Note" means the Subordinated Secured Term Note of Borrower in a form reasonably acceptable to Lender, issued pursuant to subsection 2.1.

        "Toxic Substance"means and includes any material that has been shown to have significant adverse effect on human health or that is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

        "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

        "Warrants" means the warrants to be issued and delivered by Borrower to Lender in the form of Exhibit A hereto.

        1.2     Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis.

        1.3     Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2 TERM LOAN AND COLLATERAL

        2.1     Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to lend to Borrower, on the Closing Date, a Term Loan in the original principal amount of Six Million Dollars ($6,000,000). The Term Loan shall be funded as follows:

                (A)     $3,500,000 (Three Million Five Hundred Thousand Dollars) on the Closing Date, and

                (B)     $2,500,000 (Two Million Five Hundred Thousand Dollars) if, as, and when, Lender in its sole and absolute discretion, agrees to advance such sum, or part thereof, nothing herein contained obligating Lender to make such advance(s).

        Amounts borrowed under this subsection 2.1 and repaid, may not be reborrowed without Lender's written consent. The Term Loan shall be repaid on March 31, 2002 (the "Maturity Date"). On the Closing Date, Borrower shall execute and deliver to Lender, with appropriate insertions, a Term Note to evidence the Term Loan.

        2.2     Interest.

                   (A)     Rate of Interest.

                            (i)     The Term Loan and all other Obligations shall bear interest from the Closing Date to, and including the Maturity Date, at the rate of thirteen and three-quarter percent (13.75%) per annum.

                            (ii)     After the occurrence and during the continuance of an Event of Default, at Lender's option, the Term Loan and all other Obligations shall bear interest at a rate per annum equal to eighteen percent (18%) (the "Default Rate").

                    (B)     Computation and Payment of Interest. Interest on the Term Loan and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of funding of the Loan shall be included and the date of payment of such Loan shall be excluded. Interest on the Term Loan and all other Obligations shall be payable to Lender monthly in arrears on the first day of each month by automatic wire transfer to Lender's bank account, and on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise. As of the Closing Date, the amount of each monthly installment of interest shall equal Forty Thousand One Hundred Four and 17/100 ($40,104.17), which amount is subject to change (i) in the event of any prepayment of principal of the Term Loan or the addition to the unpaid principal balance of the Term Loan of any other Obligations, (ii) in the event Lender makes the advance(s) contemplated by Section 2.1(B), and (iii) under the circumstances set forth in Section 2.2(A)(ii) hereof.

                    (C)     Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payer thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

        2.3    Fees.

                (A)     Transaction Fee. Subject to subsection 2.3(D), Borrower shall pay to Lender on the Closing Date a transaction fee in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) less the sum of Thirty-Five Thousand Dollars ($35,000) previously paid to Lender.

                (B)     Non Payment Fee. Subject and in addition to the payment required in subsection 2.3(C), Borrower shall pay to Lender, on demand, a fee of Three Hundred Thousand Dollars ($300,000) if the Obligations have not been repaid in full on or before the Maturity Date.

                (C)     Termination Fee. Subject and in addition to the payment required by subsection 2.3(B), if applicable, if the Obligations are indefeasibly paid in full and satisfied by the dates set forth below, Borrower shall, together with the payment of the Obligations, pay Lender a non-cumulative fee as follows:

Date of Repayment of Obligations	Fee
By July 31, 2001	$ 85,714
By August 31, 2001	$ 104,672
By September 30, 2001	$ 123,810
By October 31, 2001	$ 142,857
By November 30, 2001	$ 190,476
By December 31, 2001	$ 238,095
By January 31, 2001	$ 285,714
By February 28, 2002	$ 333,486
By March 31, 2002 and thereafter	$ 381,257

                (D)     Pro Rata Decrease. Notwithstanding the provisions of subsections 2.3(A), 2.3(B) and 2.3(C), the amounts payable by Borrower pursuant to such subsections shall be decreased pro rata if the amount of the Term Loan advanced by Lender to Borrower is below $6,000,000 (Six Million Dollars). By way of example, if the amount of the Term Loan advanced aggregates $3,000,000, then the amounts payable pursuant to subsections 2.3(A), 2.3(B) and 2.3(C) shall each be reduced by $3,000,000/$6,000,000, i.e. by 50%.

                (E)     Right of First Refusal. Borrower shall be obliged, as long as the Term Loan is outstanding and $2,500,000 thereof has not yet been advanced by Lender, to apply to Lender for any loan facility it needs up to $2,500,000 and Lender shall be entitled, but not obliged to make such loan to Borrower on the terms and conditions set forth in this Loan Agreement against such security as Borrower may require; provided, that if Lender has not funded such loan within fifteen (15) days after Borrower's request, Borrower will be entitled to obtain such loan from another financial institution.

                (F)     Other Fees and Expenses. Borrower shall pay to Lender, for its own account, all charges for returned items and all other bank charges incurred by Lender, as well as wire transfer charges incurred by Lender for each wire transfer made under this Agreement.

        2.4     Payments and Prepayments.

                (A)     Manner and Time of Payment. All payments made by Borrower with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim.

                (B)     Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

                (C)     Voluntary Prepayment. Subject to Section 2.3(C), Borrower shall have the right to prepay, without premium or penalty, at any time or times after the date hereof, all or any portion of the outstanding Term Loan, with interest to date of payment.

                (D)     Mandatory Repayment. Subject to the terms and conditions of the Intercreditor Agreement and the PNC Loan Agreement, in the event Borrower (i) or any of its Subsidiaries procures any financing from any source, whether in the form of debt or equity, or (ii) sells any of its assets, or the assets of any of its Subsidiaries are sold, out of the ordinary course of business, or (iii) sells any of its capital stock or that of any of its Subsidiaries, the proceeds in excess of One Million Dollars ($1,000,000) shall be paid by Borrower or any of its Subsidiaries to Lender to repay or reduce the Term Loan, in whole or in part. All payments shall first be applied to accrued interest and then to the outstanding principal balance of the Obligations.

        2.5    Grant of Security Interest. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrower hereby grants to Lender a continuing Lien in and to all right, title and interest of Borrower in the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located, provided, however, only with respect to the property of Borrower which is subject to the Permitted

Encumbrances and the security interests and liens of Senior Creditor, Borrower grants to Lender under thisparagraph a subordinate security interest in the following (all being collectively referred to as the "Collateral"), subject to Permitted Encumbrances: (A) Accounts, and all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the rights of stoppage in transit, replevin and reclamation; (B) Inventory; (C) general intangibles (as defined in the UCC); (D) documents (as defined in the UCC) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the UCC); (F) chattel paper (as defined in the UCC); (G) Equipment (other than leased equipment); (H) Intellectual Property; (I) all deposit accounts of Borrower maintained with any bank or financial institution; (J) all cash and other monies and property of Borrower in the possession or under the control of Lender; (K) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (L) proceeds of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above described property.

        2.6     Preservation of Collateral and Perfection of Security Interests Therein. Borrower shall, at Lender's reasonable request, at any time and from time to time, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Lender) and do such other acts and things as Lender may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be reasonably necessary to preserve and perfect Lender's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

        2.7     Possession of Collateral and Related Matters. Until an Event of Default has occurred and is continuing, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower' business, to sell, lease or furnish under contracts of service any of Borrower's Inventory normally held by Borrower for any such purpose, provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

        2.8     Release of Security Interests. Upon payment of the Obligations, Lender shall release all liens and security interests granted by Borrower and its Subsidiaries by execution and delivery of appropriate documentation including, but not limited to, UCC-3 terminations.

SECTION 3 CONDITIONS TO TERM LOAN

        3.1     Conditions to Term Loan. The obligation of Lender to make the Term Loan on the Closing Date is subject to satisfaction of all of the conditions set forth below.

                   (A)     Closing Deliveries. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Lender may at any time reasonably request.

                    (B)     Security Interests. Lender shall have received satisfactory evidence that all security interests and liens granted to Lender pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute liens on the Collateral, subject only to Permitted Encumbrances.

                    (C)     Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

                    (D)    Fees. Borrower shall have paid the fee payable on the Closing Date referred to in subsection 2.3(A), subject to the provisions of subsection 2.3(D).

                    (E)     No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

                    (F)    Performance of Agreements. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Closing Date.

                    (G)    No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from making the Term Loan.

                    (H)     No Litigation. There shall not be pending or, to the knowledge of Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Lender, would have a Material Adverse Effect.

                    (I)    Warrants. Lender shall have issued and delivered to the Lender the certificate with respect to the Warrants in the form of Exhibit A.

                    (J)     Intercreditor Agreement. Lender, Borrower and Senior Creditor shall have entered into a written agreement on terms and conditions acceptable to Lender.

SECTION 4 BORROWER'S REPRESENTATIONS AND WARRANTIES

        To induce Lender to enter into this Agreement, and to make the Term Loan, Borrower represents and warrants to Lender as of the date of this Agreement and as of the Closing Date, that the following statements are true, correct and complete. Such representations and warranties, and all other representations and warranties made by the Borrower, shall survive the execution and delivery of this Agreement and the closing contemplated hereby.

        4.1     Organization, Powers, Capitalization.

                (A)     Organization and Powers. Borrower and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required, except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries have all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

                (B)     Capitalization. The authorized capital stock of Borrower and each of its Subsidiaries is as set forth on Schedule 4.1(B). All issued and outstanding shares of capital stock of Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Lender and Senior Creditor, and to its knowledge, such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. No shares of the capital stock of Borrower and each of its Subsidiaries, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower and each of its Subsidiaries, of any shares of capital stock or other securities of any such entity except as set forth on Schedule 4.1(B).

         4.2    Authorization of Borrowing, No Conflict. Borrower has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by Borrower and each of its Subsidiaries signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by Borrower and each of its Subsidiaries of each Loan Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Loan Documents by

Borrower and each of its Subsidiaries do not contravene and will not be in contravention of any applicable law which would have a Material Adverse Effect, the corporate charter or bylaws of Borrower and each of its Subsidiaries or any agreement or order by which they or any of their property is bound, the effect of which would have a Material Adverse Effect. This Agreement is, and the other Loan Documents, including the Term Note, when executed and delivered, will be the legally valid and binding obligations of Borrower and its Subsidiaries (to the extent a party thereto), each enforceable against the Borrower and its Subsidiaries (to the extent a party thereto), as applicable, in accordance with its respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium, fraudulent transfer or conveyance or similar laws affecting creditor's rights generally and limits imposed by equitable principles.

        4.3    Financial Condition. All financial statements concerning Borrower which have been or will hereafter be furnished by Borrower to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein); do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended, and do and will accurately reflect the financial condition of Borrower, and there has been no event or development which has had, or is reasonably likely to have a Material Adverse Effect.

        4.4    Indebtedness and Liabilities. As of the Closing Date, neither Borrower nor any of its Subsidiaries has (a) any Indebtedness except as reflected on the Pro Forma and the most recent financial statements delivered to Lender and the notes thereto; or (b) any Liabilities other than as reflected on the Pro Forma, the most recent financial statements delivered to Lender, and the notes thereto, as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Lender, or as set forth in Schedule 4.4 hereto or as disclosed in or excepted from subsection 6.1.

        4.5    Account Warranties. Borrower represents, warrants and covenants as to each Account arising from the sale of Inventory or from services rendered, that, at the time of its creation, the Account is a valid, bona fide account; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account (other than customary prompt payment discounts and Borrower' standard warranty policies); the Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Borrower or its Subsidiaries are the lawful owners of the Account and have the right to assign the same to Lender, subject to the Lien granted to the Senior Creditor and the terms and conditions of the Intercreditor Agreement; the Account is free of all security interests, liens and encumbrances other than those in favor of Lender, and Senior Creditor; and the Account is due and payable in accordance with its terms.

        4.6    Names. Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which Borrower currently conducts business or has at any time during the past five years conducted business.

        4.7    Locations; FEIN. Schedule 4.7 sets forth the location of Borrower' principal place of business, the location of Borrower' books and records, the location of all other offices of Borrower and all Collateral locations, and such locations are Borrower' sole locations for its business and the Collateral. Borrower' federal employer identification numbers are set forth on the signature page hereof.

        4.8    Title to Properties; Liens. Borrower and each of its Subsidiaries have good, sufficient and legal title, subject to Permitted Encumbrances, to all their respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. There are no actual, threatened or alleged defaults with respect to any leases of real property under which Borrower or any of its Subsidiaries are lessee or lessor which would have a Material Adverse Effect. The Liens granted to Lender under Section 2.5 are perfected security interests subject to no senior security interest except for that property and amounts which are subject to the security interests and liens of Senior Creditor and the Permitted Encumbrances.

        4.9    Litigation; Adverse Facts. Except as disclosed on Schedule 4.9, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party that would have a Material Adverse Effect nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the knowledge of Borrower, threatened against or affecting any Loan Party or any property of any Loan Party which would reasonably be expected to result in any Material Adverse Effect.

       4.10    Payment of Taxes. Except as disclosed in Schedule 4.10, all material tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed (other than taxes for the year ended December 31, 2000), and all taxes, assessments, fees and other governmental charges upon such Persons and upon its respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable or are being contested in good faith. As of the Closing Date, none of the United States income tax returns of Borrower or any of its Subsidiaries are under audit. No tax liens have been filed or are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

        4.11    Performance of Agreements. Except as disclosed in Schedule 4.11, none of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Loan Party, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, which in any case would have a Material Adverse Effect.

        4.12    Employee Benefit Plans. Except as disclosed in Schedule 4.12, Borrower, each of its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans which would have Material Adverse Effect. Except as disclosed in Schedule 4.12, no material liability has been incurred by Borrower, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

        4.13    Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all such Intellectual Property is identified on Schedule 4.13.

        4.14    Broker's Fees. Except for fees paid or to be paid to Larkspur Capital Corporation and Ryan, Beck & Co., no broker's or finder's fee or commission will be payable by reason of any action of Borrower with respect to any of the transactions contemplated hereby.

        4.15    OSHA and Environmental Compliance.

                    (A)    Except as disclosed in Schedule 4.9(A), Borrower and each of its Subsidiaries has duly complied with, and their operations, facilities, business, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act , all Environmental Laws, and all Consents, judgments, decrees and other enforcement orders and directives relating thereto, the failure of which could have a Material Adverse Effect; there have been and are no outstanding or threatened citations, investigations, notices, other attestations or orders of non-compliance issued to Borrower or any of its Subsidiaries relating to such Person's business, property, leaseholds or equipment under any such laws, rules or regulations that could have a Material Adverse Effect.

                    (B)     Each of Borrower and its Subsidiaries has been issued for the conduct of its business and activities, and is in compliance with, all required federal, state and local Consents, licenses, certificates or permits relating to all applicable Environmental Laws, each of which is in effect, a list of which is contained in Schedule 4.9(B), except in those instances where the failure would not have a Material Adverse Effect.

                    (C)     Except as disclosed on Schedule 4.9(A), there are no facts which suggest, and no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under, within, any Real Property that could have a Material Adverse Effect.

        4.16    Solvency. After giving effect to the transactions contemplated by the Loan Documents, and as of, from, and after the date of this Agreement, Borrower, on a consolidated basis: (a) owns and will own assets, the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. To its knowledge, there is no material fact known to Borrower that has or could have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

        4.17    Disclosure. No representation or warranty of Borrower or any of its Subsidiaries contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made that could have a Material Adverse Effect. The Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Person who prepared the Projections to be reasonable at the time made, it being recognized by Lender that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results. There is no material fact known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

        4.18    Insurance. Borrower and each of its Subsidiaries maintains insurance policies for public liability, property damage for its business and properties, product liability, and business interruption, of types and in amounts customarily maintained by comparable businesses; and no notice of cancellation has been received with respect to such policies and Borrower and each of its Subsidiaries is in compliance with all conditions contained in such policies.

        4.19    Compliance with Laws. Except as set forth in Schedule 4.19, to Borrower's knowledge, neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, which violation would subject Borrower or any of its Subsidiaries, or any of its respective officers to criminal liability or have a Material Adverse Effect and no notice of any such violation has been received. Borrower shall (and shall cause each of its Subsidiaries to) comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Borrower's business the non-compliance with which could have a Material Adverse Effect. The Borrower and its Subsidiaries may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Lender to protect Lender's Lien on or security interest in the Collateral. The Collateral, at all times, shall be maintained in accordance with the requirements of all insurance carriers that provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

        4.20    Bank Accounts. Schedule 4.20 sets forth the account numbers and locations of all bank accounts of Borrower and its Subsidiaries.

        4.21    Subsidiaries. Borrower has no Subsidiaries other than as set forth on Schedule 4.21.

        4.22    Employee Matters. Except as set forth on Schedule 4.22, (a) neither Borrower, any of its Subsidiaries nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of Borrower, threatened between Borrower or any of its Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.22, neither Borrower nor any of its Subsidiaries is subject to an employment contract.

        4.23    Governmental Regulation. Neither Borrower nor any of its Subsidiaries is, or, after giving effect to any loan, will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

SECTION 5 AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, so long as any of the Obligations hereunder shall be in effect and until payment in full of all Obligations, unless Lender shall otherwise give its prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5 applicable to such Person.

        5.1    Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Lender the financial statements and other reports described below.

                (A)    Monthly Financials. As soon as available and in any event within twenty (20) days after the end of each month, Borrower will deliver (1) the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                (B)    Quarterly Financials. As soon as available and in any event within fifty (50) days after the end of each quarter of each Fiscal Year, Borrower will deliver the consolidated and consolidating unaudited balance sheet of Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such quarter of such Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of such Fiscal Year.

                (C)    Year-End Financials. As soon as available and in any event within one hundred fifty (150) days after the end of each Fiscal Year, Borrower will deliver: (1) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) a report with respect to the financial statements from a firm of independent certified public accountants selected by Borrower, and reasonably acceptable to Lender, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Borrower and its Subsidiaries, including (a) consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of Borrower and its Subsidiaries showing intercompany eliminations.

                (D)    Accountants' Certification and Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with its annual audit.

                (E)    Management Report. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to this Section 5.1, Borrower will deliver a management report: (1) describing the operations and financial condition of Borrower and its Subsidiaries and Parent and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year; and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified on behalf of Borrower and Parent by the chief financial officer or Chief Executive Officer of Borrower and Parent to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries and Parent and its Subsidiaries as at the dates and for the periods indicated.

                (F)    Government Notices. Borrower will deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Substance, the violation or alleged violation of the Fair Labor Standards Act or Borrower's payment or non-payment of any taxes including any tax audit, the effect of which would have a Material Adverse Effect.

                (G)    Events of Default, etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate signed by Borrower's Chief Executive Officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of material default that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed material default that would result in a Material Adverse Effect; or (3) any Material Adverse Effect.

                (H)    Trade Names. Borrower and each of its Subsidiaries will give Lender at least thirty (30) days' advance written notice of any change of name or of any new trade name or fictitious business name. Borrower's use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

                (I)    Locations. Borrower will give Lender at least thirty (30) days advance written notice of any change in Borrower's principal place of business or any change in the location of its books and records or the Collateral or of any new location for its books and records or the Collateral.

                (J)    Bank Accounts. Borrower will give Lender prompt notice of any new bank accounts Borrower or any of its Subsidiaries intends to establish prior to its opening same.

                (K)    Litigation. Promptly upon any officer of Borrower or its subsidiaries obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of Borrower or any Subsidiary not previously disclosed by Borrower to Lender, the effect of which would have a Material Adverse Effect, or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any Subsidiary or any property of Borrower or any Subsidiary which would have a Material Adverse Effect, Borrower will promptly give notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

                (L)    Other Information. With reasonable promptness, Borrower will deliver such other information and data as may be available to and disclosable by Borrower with respect to any Loan Party, any Subsidiary of any Loan Party or the Collateral as Lender may reasonably request from time to time.

        5.2    Access to Accountants. Borrower authorizes Lender to discuss the financial condition and financial statements of Borrower and its Subsidiaries with Borrower's independent public accountants upon reasonable notice to Borrower of its intention to do so, and authorizes such accountants to respond to all of Lender's inquiries.

        5.3    Inspection. Borrower shall permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.

        5.4    Collateral Records. Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Lender's security interests in the Collateral.

        5.5    Account Covenants; Verification. Borrower shall, at its own expense use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. Lender shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default, Borrower shall not, without the prior consent of Lender, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

        5.6    Endorsement. Subject to the Senior Creditor's rights and powers, Borrower hereby constitutes and appoints Lender and all Persons designated by Lender for that purpose as Borrower's true and lawful attorney-in-fact, with power to endorse Borrower's name to any check or other instrument and all proceeds of Collateral that come into Lender's possession or under Lender's control. Both the appointment of Lender as Borrower's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

        5.7    Corporate Existence. Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Borrower will promptly notify Lender of any change in its or its Subsidiaries' ownership or corporate structure.

        5.8    Payment of Taxes. Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon provided that no such tax need be paid if Borrower or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.

        5.9    Maintenance of Properties; Insurance. Subject to the prior rights of Senior Creditor, Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At its own cost and expense in amounts and with carriers acceptable to Lender, the Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest (including leased premises) insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in similar businesses including, without limitation, environmental impairment and business interruption insurance; (b) maintain a bond or insurance policy in such amounts as is customary in the case of companies engaged in similar businesses insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower or any of its Subsidiaries either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower or any of its Subsidiaries is engaged in business; (e) furnish Lender with (i) copies of all policies or certificates of insurance by the renewal thereof at least thirty (30) days before any expiration date, and (ii) subject to the rights and obligations of Senior Creditor, appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as a co-insured and loss payee and additional insured as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Lender, subject to the prior rights of the Senior Creditor, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be canceled, amended or terminated unless at least twenty (20) days' prior written notice is given to Lender. Without limiting the foregoing, Borrower shall, and shall cause each of its Subsidiaries, to maintain insurance of such types and in such amounts as may be required by applicable law or regulation. In the event of any loss thereunder, the carriers named therein are hereby directed by Lender and Borrower to make payment for such loss to Lender and not to Borrower and Lender jointly, subject to the prior rights of the Senior Creditor. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Lender jointly, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash, subject to the prior rights of the Senior Creditor. Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above, subject to the prior rights of the Senior Creditor, provided, however, the Borrower shall have six (6) months from the date of the loss to adjust and compromise such claims prior to such authorization for any such claim. All loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its reasonable discretion shall determine. Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Lender shall remit to Borrower insurance proceeds received by Lender during any calendar year under insurance policies procured and maintained by Borrower that insure the Borrower's insurable properties to the extent such insurance proceeds do not exceed $250,000 in the aggregate. In the event that the amount of insurance proceeds received by Lender for any occurrence exceeds $250,000, Lender shall not be obligated to remit the insurance proceeds to Borrower unless Borrower shall provide Lender with evidence reasonably satisfactory to Lender that such insurance proceeds will be used by the Borrower to repair, replace or restore the insured property that was the subject of the insurable loss. In the event that the Borrower has previously received (or, after giving effect to any proposed remittance by Lender to Borrower would receive) insurance proceeds that equal or exceed $250,000 in the aggregate, Lender may, in its reasonable discretion, either remit the insurance proceeds to Borrower upon Borrower providing Lender with evidence reasonably satisfactory to Lender that such insurance proceeds will be used by the Borrower to repair, replace or restore the insured property that was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Lender to remit insurance proceeds in the manner above provided shall be subject, in each instance, to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, and (y) the Borrower shall use such insurance proceeds to repair, replace or restore the insurable property that was the subject of the insurable loss and for no other purpose.

        5.10    Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect or disclosed in Schedules attached hereto.

        5.11    Further Assurances. Borrower shall, and shall cause each of its Subsidiaries to, from time to time, execute such financing or continuation statements, documents, security agreements, reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender at any time may reasonably request to evidence, perfect or otherwise implement the security for repayment of the Obligations provided for in the Loan Documents, provided that Borrower shall not be required to execute any document or take any action which would create an event of default with respect to Borrower's Obligations to Senior Creditor. At Lender's request, Borrower shall cause any wholly-owned or substantially wholly-owned Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Lender security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations.

        5.12    Collateral Locations. Borrower will keep the Collateral at the locations specified on Schedule 4.7. With respect to any new location (which in any event shall be within the continental United States), Borrower will execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of the Lender in the Collateral prior to the transfer or removal of any Collateral to such new location.

        5.13    Bailees. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall, upon the request of Lender, notify such warehouseman, bailee, agent or processor of the security interests in favor of Lender created hereby and shall instruct such Person to hold all such Collateral for Lender's account subject to Lender's instructions.

        5.14    Use of Proceeds and Margin Security. Borrower shall use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying of margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act.

        5.15    Observer Rights. Lender shall have the right (i) to appoint one representative as an observer who shall have the right to receive notice of, and attend any meetings of, the Board of Directors and Executive Committee of the Borrower at Borrower's reasonable cost and expense, including, but not limited to travel, board and lodging costs, and (ii) to receive on a timely basis, copies of all written information provided to the Board of Directors or Executive Committee of Borrower.

        5.16    Financial Covenants. Borrower shall maintain and keep in full force and effect, on a consolidated basis with its Subsidiaries, each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Borrower delivered on or before the Closing Date:

                (A)    Net Worth. Borrower shall maintain a net worth at all times during and at the end of each fiscal quarter, commencing with the fiscal quarter ending in March, 2001, of not less than Seven Million Dollars ($7,000,000).

                (B)    Fixed Charged Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio of not less than: 0.7 : 1.0 for the fiscal quarter ending March 31, 2001, 1.0 : 1.0 for the fiscal quarter ending June 30, 2001, 1.1 : 1.0 for the fiscal quarter ending September 30, 2001, 1.2 : 1.0 for the fiscal quarter ending December 31, 2001 and 1.25 : 1 for all fiscal quarters thereafter, provided that such ratio shall at all times be calculated on a trailing four quarters basis.

         5.17     Environmental Matters.

                    (A)    Except as reflected on Schedule 4.9(A), Borrower shall, and shall cause each of its Subsidiaries, to ensure that the Real Property owned or leased by them or any of them, remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on or in any Real Property except as permitted by applicable law or appropriate governmental authorities or other than where such failure to comply could not have a Material Adverse Effect.

                    (B)     Borrower shall, and shall cause each of its Subsidiaries to, establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws, which system shall include periodic reviews of such compliance.

                    (C)     Borrower shall, and shall cause each of its Subsidiaries to, (i) employ in connection with the use of Real Property and its operations reasonable technology necessary to maintain compliance with any applicable Environmental Laws and (ii) treat, store and/or dispose of any and all Hazardous Waste or Hazardous Substance generated, handled or received at the Real Property only at facilities and with carriers that maintain valid permits under RCRA or any other applicable Environmental Laws, the failure of which could have a Material Adverse Effect. Borrower and its Subsidiaries shall use best efforts to obtain and retain all applicable records regarding the treatment, transport, storage or disposal of any Hazardous Substance or Hazardous Waste generated, handled or received at the Real Property.

                    (D)     In the event that Borrower or any of its Subsidiaries obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions to the Real Property or operations, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person, including any private party or state or local agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), which could have a Material Adverse Effect, and other than as disclosed in Schedule 4.9(A), Borrower shall within five (5) Business Days, give written notice of same to Lender detailing facts and circumstances of which Borrower or any of its Subsidiaries is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lender to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

                    (E)    Borrower shall promptly forward to Lender copies of any request for information, notification of potential liability, or demand letter relating to potential responsibility, that could have a Material Adverse Effect, with respect to the investigation or cleanup of Hazardous Substances at any site owned, operated or used by Borrower or any of its Subsidiaries to handle, treat, store or dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower or any of its Subsidiaries and the relevant authority regarding such claims to Lender until the claim is resolved. Borrower shall promptly forward to Lender copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower or any of its Subsidiaries is required to file under any Environmental Laws. Such information is to be provided solely to allow Lender to protect Lender's security interest in the Collateral.

                    (F)     Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint, that could have a Material Adverse Effect, and take all necessary action in order to safeguard the health and safety of any Person, and to avoid subjecting the Collateral or real property to any Lien. If Borrower or its Subsidiaries shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower or its Subsidiaries shall fail to comply with any of the requirements of any Environmental Laws, the failure of which could have a Material Adverse Effect, Lender may, but without the obligation to do so, for the sole purpose of protecting Lender's interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the real property) and take such actions as Lender (or such third parties as directed by Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Lien created by the terms of the Loan Documents or any other agreement between Lender and Borrower.

                (G)     Promptly upon the written request of Lender from time to time, Borrower shall provide Lender, at Borrower's expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender upon the occurrence of a Material Adverse Effect, to assess with a reasonable degree of certainty the existence of such Hazardous Discharge and the potential costs in connection with investigation, abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. If such estimates, individually or in the aggregate, exceed $100,000, Lender shall have the right to require Borrower or any of its Subsidiaries, as applicable, to post a bond, letter of credit or other security reasonably satisfactory to Lender to secure payment of these costs and expenses.

                (H)    Borrower shall defend and indemnify Lender and hold Lender and its respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expenses, claims, costs, fines and penalties, property damage or personal injury, including attorney's fees, suffered or incurred by

Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge or the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Lender. Borrower's obligations under this Section 5.17 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

                    (I)     Borrower and each of its Subsidiaries shall comply in all material respects with applicable Environmental Laws where the failure to comply could have a Material Adverse Effect and shall take all appropriate and necessary measures to timely investigate and clean up any Releases at any property where the failure to do so could have a Material Adverse Effect.

                    (J)     Borrower and each of its Subsidiaries shall furnish Lender, concurrently with the delivery of the financial statements referred to in subsections 5.1(B) and (C), with a certificate signed by the President of Borrower, or its Chief Financial Officer, stating, to the best of his knowledge, that Borrower and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws applicable to Borrower and each of its Subsidiaries. To the extent that Borrower and each of its Subsidiaries is not in compliance with the foregoing laws, the certificate shall briefly set forth with specificity all areas of non-compliance and the proposed action Borrower and each of its Subsidiaries will implement in order to achieve full compliance to the best of such entity's knowledge after due inquiry.

        5.18    Violations. Borrower shall promptly notify Lender in writing of any violation or notice thereof of any law, statute, regulation or ordinance of any governmental body, or of any agency thereof, applicable to Borrower or any of its Subsidiaries that could have a Material Adverse Effect.

        5.19    Additional Information. Borrower and each of its Subsidiaries shall furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the other Loan Documents have been complied with by Borrower and its Subsidiaries including, without limitation, and without the necessity of any request by Lender: (a) copies of all environmental audits and reviews; (b) at least thirty (30) days prior thereto, notice by Borrower or any of its Subsidiaries of its opening of any new office or place of business or any closing by Borrower or any of its Subsidiaries of any existing office or place of business; and (c) promptly upon Borrower's learning thereof, notice of any labor dispute to which Borrower or any of its Subsidiaries may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower or any of its Subsidiaries is a party or by which it is bound.

SECTION 6 NEGATIVE COVENANTS

        Borrower covenants and agrees that until payment in full of all Obligations unless Borrower has received the prior written consent of Lender, Borrower shall not and will not permit any of its Subsidiaries to:

        6.1    Indebtedness. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness in excess of Forty-Five Million Dollars ($45,000,000) except: (a) the Obligations; (b) purchase money financing; (c) trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP; (d) Indebtedness listed on Schedules 1.1(B) and 6.1 hereto; (e) refinancing of any existing Indebtedness; (f) Indebtedness between Borrower and any of its Subsidiaries; and (g) Indebtedness resulting from a judgment having been rendered against Borrower or any of its Subsidiaries for which reserves have been established.

        6.2    Guaranties. Except as set forth in Schedule 6.2 hereto, for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person (other than a wholly-owned Subsidiary of Borrower), whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

        6.3    Transfers, Liens and Related Matters.

                (A)    Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral except that Borrower and its Subsidiaries may (i) sell Inventory, render services, and dispose of obsolete Equipment in the ordinary course of business; and (ii) make Asset Dispositions if all of the following conditions are met: (1) the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $300,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; and (4) no Default or Event of Default shall then exist or result from such sale or other disposition.

                (B)    Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any proceeds, income or profits therefrom.

                (C)    No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien (other than a Permitted Encumbrance) upon its properties or assets, whether now owned or hereafter acquired.

        6.4    Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that Subsidiaries of Borrower may make Restricted Junior Payments with respect to its common stock to the extent necessary to permit Borrower to pay the Obligations, and to permit Borrower to pay expenses incurred in the ordinary course of business.

        6.5    Restriction on Fundamental Changes. (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person, except with the prior written consent of Lender, provided, however, (x) Borrower's Subsidiaries may liquidate, wind-up or dissolve into the Borrower or any other Subsidiary; and (y) notwithstanding any other limitation in this section, Borrower may undertake any transactions described in (a), (b) or (c) above having an aggregate value not to exceed $100,000 per year.

        6.6    Transactions with Affiliates. From and after the date hereof, directly or indirectly, enter into or permit to exist any transaction (including, without limitation , the purchase, sale or exchange of property or the rendering of any service or the making of a loan or advance) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and which are no less favorable to Borrower than it would obtain in a comparable arm's length transaction with an unaffiliated Person. Notwithstanding the foregoing, nothing contained herein shall limit transactions of any kind between Borrower and any of its Subsidiaries.

        6.7    Environmental Liabilities. Except as described in Schedule 6.7, (a) Violate in any material respect any applicable Environmental Law that would have a Material Adverse Effect; (b) dispose of any Hazardous Substances (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party that would have a Material Adverse Effect; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any Real Property owned, leased or operated by Borrower or any of its Subsidiaries.

        6.8    Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrower or any Subsidiary on the Closing Date.

        6.9    Compliance with ERISA. Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. Neither Borrower nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

        6.10    Subsidiaries. Establish, create or acquire any new Subsidiaries.

        6.11    Fiscal Year. Change its Fiscal Year.

        6.12    Press Release; Public Offering Materials. Disclose the name of Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party except as may be required by law.

        6.13    Bank Accounts. Establish any new bank accounts, or amend or terminate any blocked account or lockbox agreement without Lender's prior written consent.

        6.14    Charter Documents. Make any material changes to any of Borrower's, or its Subsidiaries', charter documents, except as permitted by law and with the prior written consent of Borrower or its counsel.

        6.15    RBB Payments. Pay RBB the principal, or any portion of the principal, owing to RBB under the RBB Notes unless the Obligations have prior thereto been paid in full. Nothing contained herein shall limit the Borrower or Subsidiaries from paying interest due on the RBB Notes or any penalties or issuance of stock required to be issued in connection with the RBB Notes.

SECTION 7 DEFAULT, RIGHTS AND REMEDIES

        7.1     Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

                (A)    Payment. Failure to make payment of any of the Obligations when due and in the case of interest, such failure shall not be cured within five (5) days of the applicable due date, time being of the essence; or

                (B)    Default in Other Agreements. (1) Failure of Borrower or any of its Subsidiaries to pay when due (or within any applicable grace period) any principal or interest on any Indebtedness (other than the Obligations) that would have a Material Adverse Effect or (2) default by Borrower or any of its Subsidiaries under any agreement evidencing any Indebtedness (other than the Obligations), or pursuant to which such Indebtedness was issued or governed, and such default continues beyond any applicable grace or cure period and would have a Material Adverse Effect; or

                (C)    Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in subsections 5.1(A), 5.1(B), 5.1(C), 5.1(D), 5.1(E), 5.3, 5.5, 5.9 or contained in Section 6; or

                (D)    Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false or misleading, in any material respect on the date made; or

                (E)    Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within ten (10) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this subsection 7.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

                (F)    Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower or any of its material Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for ninety (90) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any of its Subsidiaries, for all or a substantial part of the property of Borrower or any such Subsidiary; or

                (G)    Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to Borrower or any of its Subsidiaries or Borrower or any of its Subsidiaries commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the board of directors of Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 7.1(G); or

                (H)    Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any of its Subsidiaries by the

United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not bonded, stayed, vacated, paid or discharged within ten (10) days; or

                (I)    Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving an amount in the aggregate at any time in excess of $250,000 (not adequately covered by insurance as to which the insurance company has acknowledged coverage or undertaken the defense thereof subject only to customary reservation of rights) is entered or filed against Borrower or any of its Subsidiaries or any of its respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                (J)    Dissolution. Any order, judgment or decree is entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or that Subsidiary and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

                (K)    Solvency. Borrower admits in writing its present or prospective inability to pay its debts as they become due; or

                (L)    Injunction. Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days and would have a Material Adverse Effect; or

                (M)    Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

                (N)    Failure of Security. Lender does not have or ceases to have a valid and perfected security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Lender to take any action within its control; or

                (O)    Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries resulting in a Material Adverse Effect;

                (P)     Forfeiture. There is filed against Borrower any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could result in the confiscation or forfeiture of any material portion of the Collateral; or

                (Q)    Payment to RBB. Borrower or any of its Subsidiaries pays RBB the principal, or any portion of the principal, owing to RBB under the RBB Notes unless the Obligations have prior thereto been paid in full. Nothing contained herein shall limit the Borrower or Subsidiaries from paying interest due on the RBB Notes or any penalties or issuance of stock required to be issued in connection with the RBB Notes.

        7.2    Acceleration. Upon the occurrence of any Event of Default that is continuing, described in the foregoing subsections 7.1(B) through 7.1(P), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence of any other Event of Default, the Lender may declare all Obligations to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.

        7.3    Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any rights or remedies available to Lender at law or in equity, subject to the terms and conditions of the Intercreditor Agreement, Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Lender; (b) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (c) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral, if this can be done without breach of the peace; and (d) without notice, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower shall remain liable for any deficiency. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Lender shall not be required to proceed against any Collateral, but may proceed against Borrower directly.

        7.4    Appointment of Attorney-in-Fact. Subject to Borrower's rights and obligations with respect to the Senior Creditor, Borrower hereby constitutes and appoints Lender as Borrower's attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Lender or otherwise, from time to time in Lender's discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Lender as Borrower's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

        7.5    Limitation on Duty of Lender with Respect to Collateral. Beyond the safe custody thereof, Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Lender in good faith.

        7.6    Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Lender may deem advisable notwithstanding any previous entry by Lender upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Lender; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to Lender.

        7.7     License of Intellectual Property. Subject to Borrower's rights and obligations with respect to the Senior Creditor and to the Senior Creditor's rights, Borrower hereby assigns, transfers and conveys to Lender, effective upon the occurrence, and during the continuance, of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by Borrower together with any goodwill associated therewith, all to the extent necessary to enable Lender to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Lender and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower by Lender.

        7.8    Waivers, Non-Exclusive Remedies. No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

SECTION 8

Deliberately Omitted

SECTION 9 MISCELLANEOUS

        9.1    Assignments and Participations. Lender may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of the Term Loan or any other interest herein to an Affiliate or to another Person. In the case of an assignment authorized under this subsection 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. Lender shall be relieved of its obligations hereunder with respect to the Commitments or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". Lender may furnish any information concerning Borrower and its Subsidiaries in its possession from time to time to assignees and participants (including prospective assignees and participants).

        9.2    Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence, and during the continuance, of any Event of Default, Lender, each assignee of Lender's interest, and each participant is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries) and any other property at any time held or owing by that Lender or assignee to or for the credit or for the account of Borrower against and on account of any of the Obligations then outstanding; provided, that no participant shall exercise such right without the prior written consent of Lender.

        Borrower hereby agrees, to the fullest extent permitted by law, that any Lender, assignee or participant may exercise its right of setoff pursuant to the first paragraph of this Section 9.2 with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each other Lender's or holder's share of the Obligations.

        9.3    Expenses and Attorneys' Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including reasonable attorneys' fees and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including reasonable attorneys' fees and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Term Loan, and any amendments, waivers, consents, forbearance and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Lender; (d) fees, costs and expenses incurred in connection with forwarding to Borrower the proceeds of Loans including Lender's standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including reasonable attorneys' fees) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

        9.4    Indemnity. In addition to the payment of expenses pursuant to subsection 9.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and any holder of the Term Note and the officers, directors, employees, agents, consultants, auditors, persons engaged by Lender and any holder of the Term Note to evaluate or monitor the Collateral, affiliates and attorneys of Lender and such holders (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Lender, Lender's agreement to make the Term Loan hereunder, the use or intended use of the proceeds of any of the Term Loan or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

        9.5    Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

        9.6     Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern standard time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, five (5) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

        If to Borrower:                                 PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                                                                 1940 N.W. 67th Place
                                                                 Gainesville, FL 32653
                                                                 Attention: Dr. Louis Centofanti, President
                                                                 Facsimile: (404) 847-9977

        With a copy to:                                 Conner & Winters, A Professional Corporation
                                                                 211 N. Robinson, Suite 1700
                                                                 Oklahoma City, OK 73102
                                                                 Attention: Irwin Steinhorn, Esq.
                                                                 Facsimile: (405) 232-2695

        If to Lender:                                      BHC Interim Funding, L.P.
                                                                 c/o Brooks, Houghton & Company, Inc.
                                                                 444 Madison Avenue, 25th Floor
                                                                 New York, NY 10022
                                                                 Attention: Mr. Steven H. Brooks
                                                                 Facsimile: (212) 753-7730

        With a copy to:                                 Wolf, Block, Schorr and Solis-Cohen LLP
                                                                 250 Park Avenue, Suite 1000
                                                                 New York, NY 10177
                                                                 Attention: George N. Abrahams, Esq.
                                                                 Facsimile: (212) 986-0604

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 9.6.

        9.7    Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Term Loan hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 9.3 and 9.4 shall survive the payment of the Term Loan and the termination of this Agreement.

        9.8    Indulgence Not Waiver. No failure or delay on the part of Lender in the exercise of any power, right or privilege shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        9.9    Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Lender or Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        9.10    Entire Agreement. This Agreement, the Term Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

        9.11    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        9.12    Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

        9.13    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        9.14    APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        9.15    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the prior written consent of Lender.

        9.16    No Fiduciary Relationship; Limitation of Liabilities.

                  (A)     No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower.

                   (B)    Neither Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

        9.17    CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TERM NOTE, OR THE OTHER LOAN DOCUMENTS, SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS. IF BORROWER PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER, AT BORROWER'S ADDRESS APPEARING IN LENDER'S RECORDS AND SERVICE SO MADE SHALL BE COMPLETE (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

        9.18    WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TERM NOTE OR THE OTHER LOAN DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE TERM NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

        9.19    Construction. Borrower and Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.

        9.20    Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by Facsimile shall be as effective as delivery of a manually executed counterpart thereof.

        9.21 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower's shareholders or any other Person.

        Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                                        Lender:         BHC INTERIM FUNDING, L.P.
                                                                             By BHCGP, L.L.C., its General Partner
                                                                             By BHC Investors, L.L.C., its Managing Member

                                                                             By:     /s/ Steven H. Brooks
                                                                                            Steven H. Brooks, Manager

                                                        Borrower:     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                                                                            (a Delaware corporation)

                                                                             By:    /s/ Richard T. Kelecy
                                                                                        Richard T. Kelecy, Vice President
                                                                                        (EIN: 58-1954497)